                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(A) of
                the Securities Exchange Act of 1934, as amended.

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Under Rule 14a-12

                                   JUNO ONLINE SERVICES, INC.
      -----------------------------------------------------------------------
                      (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
                          (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                           1540 BROADWAY, 27TH FLOOR
                            NEW YORK, NEW YORK 10036

March 27, 2001

Dear Fellow Stockholders:

    On behalf of the Board of Directors of Juno Online Services, Inc. ("Juno"), I cordially invite you to attend the Annual Meeting of Stockholders which will be held on Wednesday, May 16, 2001, at 10:00 A.M. at the Hudson Hotel, 356 West 58th Street, New York, New York 10019.

    At the meeting, you are being asked to elect two directors, approve amendments to the Juno 1999 Stock Incentive Plan, provide the necessary authorization to increase the maximum number of shares of our common stock we may issue in connection with a specific capital-raising transaction from 7,784,978 to 12,000,000, and ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the year 2001. In the pages that follow, you will find the Notice of Meeting and the Proxy Statement which describes these matters in detail.

    You will also find enclosed a proxy form appointing proxies to vote your shares at the Annual Meeting. Please sign, date and return your proxy form as soon as possible so that your shares can be represented and voted in accordance with your instructions even if you cannot attend the Annual Meeting in person.

                                          Sincerely,

                                          /s/ Charles E. Ardai

                                          Charles E. Ardai
                                            PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                           1540 BROADWAY, 27TH FLOOR
                            NEW YORK, NEW YORK 10036
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2001
                            ------------------------

TO THE STOCKHOLDERS OF JUNO ONLINE SERVICES, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Juno Online Services, Inc., a Delaware corporation (the "Company"), will be held at the Hudson Hotel, 356 West 58th Street, New York, New York 10019 on Wednesday, May 16, 2001 at 10:00 A.M. Eastern Time for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

    1. To elect two directors, each to serve for a three-year term ending at the 2004 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

    2. To approve amendments to the Company's 1999 Stock Incentive Plan (the "1999 Plan") to (i) increase the number of shares of Common Stock reserved for issuance over the term of the 1999 Plan by an additional 4,250,000 shares and (ii) increase to 45,000 shares of Common Stock the option grant that an eligible non-employee Board member receives upon initial appointment or election to the Board and to 15,000 shares of Common Stock the option grant that a continuing eligible non-employee Board member receives at each Annual Stockholders Meeting;

    3. To provide the consent required by the Nasdaq National Market to permit the Company to issue shares of Common Stock in excess of 7,784,978 (up to a maximum of 12,000,000) in connection with its "equity line" financing facility, if the Company determines such issuances to be in the best interests of stockholders;

    4. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2001; and

    5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The foregoing items of business are more thoroughly described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on March 23, 2001 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          /s/ Richard D. Buchband

                                          Richard D. Buchband
                                            SENIOR VICE PRESIDENT AND
                                              GENERAL COUNSEL; SECRETARY

New York, New York
March 27, 2001

    YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                           JUNO ONLINE SERVICES, INC.
                           1540 BROADWAY, 27TH FLOOR
                            NEW YORK, NEW YORK 10036
                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2001

GENERAL

    The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Juno Online Services, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 16, 2001 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 A.M. at the Hudson Hotel, 356 West 58th Street, New York, New York 10019. These proxy solicitation materials were mailed on or about April 4, 2001, to all stockholders entitled to vote at the Annual Meeting.

VOTING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On March 23, 2001, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, [] shares of the Company's common stock, par value $0.01 ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on March 23, 2001. Stockholders may not cumulate votes in the election of directors.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

PROXIES

    If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals 2, 3 and 4 described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices, 1540 Broadway, 27th Floor, New York, New York 10036, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. We have retained a proxy solicitation firm, MacKenzie Partners, to assist us in soliciting proxies, for which we expect to pay MacKenzie Partners approximately $5,000 in fees and reimbursement of expenses. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2002 Annual Meeting must be received no later than December 31, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2002 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal on or before February 19, 2002.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

GENERAL

    The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of five persons. The class whose term of office expires at the Annual Meeting currently consists of two directors. The directors elected to this class will each serve for a term of three years, expiring at the 2004 annual meeting of stockholders or until his successor has been duly elected and qualified. The nominees listed below are currently directors of the Company. If this proposal is approved, the Board will consist of five persons, with two classes consisting of two directors each and the third class consisting of one director.

    The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

NOMINEES FOR TERM ENDING UPON THE 2004 ANNUAL MEETING OF STOCKHOLDERS

    LOUIS K. SALKIND, 43, has served as a director of Juno since March 1999. Since January 1991, Dr. Salkind has been a Managing Director of D. E. Shaw & Co., L.P. ("DESCO, L.P."), where he manages the firm's proprietary trading business. Since June 2000, Dr. Salkind has been the Vice Chairman of D. E. Shaw & Co., Inc., the parent of DESCO, L.P. Since May 1993, he has also been a Director of D. E. Shaw Securities International, a London-based affiliate of DESCO, L.P., and since November 1997, he has been a Director of D. E. Shaw Securities Hong Kong, Ltd. Dr. Salkind graduated CUM LAUDE with an A.B. from Princeton University and received his M.S. and Ph.D degrees from New York University.

    THOMAS L. PHILLIPS JR., 45, has served as a director of Juno since
March 2001. From December 1998 to March 2001, Mr. Phillips served as the Chief Executive Officer of Deja.com, Inc., which offered an online discussion forum and a comparison shopping service. From April 1997 to September 1998, he served as the President of ESPN Internet Ventures and President of ABC News Internet Ventures. From August 1993 to April 1997, he served as a Senior Vice President of Starwave Corporation, a Web development company where he managed the development of a dozen Web sites including ESPN.com, ABCNews.com, NBA.com and Mrshowbiz.com. Mr. Phillips also co-founded and served as President of Spy magazine between 1985 and 1991. Mr. Phillips graduated with a B.A. in Applied Mathematics from Harvard University and received his M.B.A. from Stanford University.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2002 ANNUAL MEETING OF
  STOCKHOLDERS

    DAVID E. SHAW, 49, has served as Chairman of Juno from its inception in June 1995. He has served as a director of Juno since July 1996, and was named Chairman of the Board of Juno in February 1999. Since November 1992, Dr. Shaw has been the Chairman and President of D. E. Shaw & Co., Inc., the parent of DESCO, L.P. Prior to founding a predecessor to DESCO, L.P. in 1988, Dr. Shaw was a Vice President at Morgan Stanley & Co., where he managed the firm's automated trading technology group. Earlier, he served on the faculty of the Department of Computer Science at Columbia University. In 1994, Dr. Shaw was appointed by President Clinton to the President's Committee of Advisors on Science and Technology, in which capacity he served as Chairman of the Panel on Educational Technology. Dr. Shaw is also the Treasurer of the American Association for the Advancement of

Science and a member of the executive committee of the Council on Competitiveness. He also serves as the (non-executive) Chairman of the Board of Directors of Schrodinger, Inc., a developer of computational chemistry software. Dr. Shaw graduated with highest honors from the University of California at San Diego, and received his Ph.D. from Stanford University following several years of research at the Stanford Artificial Intelligence Laboratory.

    EDWARD J. RYEOM, 31, has served as a director of Juno since March 1999. Since December 1999, Mr. Ryeom has been the Chief Executive Officer and President of Axalon Ventures, a New York-based venture capital firm focused on information technology investments. From January 1999 through December 1999,
Mr. Ryeom was a Partner of Prospect Street Ventures, a venture capital firm focused on information technology investments. From May 1998 to December 1998, he was a Vice President of Prospect Street Ventures. From August 1995 to
May 1998, he was a Vice President in investment banking for Brenner Securities. From May 1994 to June 1995, he worked at Cowen & Company, in the information technology group. From May 1993 to May 1994, he was a consultant with Andersen Consulting. Mr. Ryeom also serves as a director for private information technology companies. Mr. Ryeom graduated with a bachelor's degree in Electrical Engineering from Columbia University, and an M.E. in Systems Engineering from the University of Virginia.

CONTINUING DIRECTOR FOR TERM ENDING UPON THE 2003 ANNUAL MEETING OF STOCKHOLDERS

    CHARLES E. ARDAI, 31, has served as President of Juno since its inception in June 1995 and was named Chief Executive Officer of Juno in May 1999. Mr. Ardai has served as a director of Juno since October 1997. From January 1992 until June 1995, Mr. Ardai was employed by D. E. Shaw & Co., L.P., where he served in a number of positions--first as Director of Strategic Growth from January 1992 until January 1993, where he was responsible for the development and execution of DESCO, L.P.'s recruitment strategies, then as Vice President from January 1993 until January 1995. From January 1995 until June 1995, Mr. Ardai served as Senior Vice President at DESCO, L.P., with responsibility for development of Internet-related business ventures. Mr. Ardai also served as a Managing Director of DESCO, L.P. from January 1998 until February 1999. Prior to joining DESCO, L.P. in January 1992, Mr. Ardai worked at Davis Publications, where he was responsible for the development and marketing of products derived from the firm's media properties. During this period, he also maintained an independent career as a freelance writer and editor. Mr. Ardai graduated SUMMA CUM LAUDE from Columbia University.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors held five meetings and acted by unanimous written consent on ten occasions during the fiscal year ended December 31, 2000 (the "2000 Fiscal Year"). The Board of Directors has an Audit Committee and a Compensation Committee. During the 2000 Fiscal Year, all directors attended or participated in more than 75% of the combined total of the meetings of the Board of Directors and the committees of the Board on which they served.

    The Audit Committee currently consists of three directors, Messrs. Phillips and Ryeom and Dr. Salkind. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The Audit Committee held four meetings during the 2000 Fiscal Year.

    The Compensation Committee currently consists of three directors, Messrs. Ardai and Ryeom, and Dr. Shaw. The Compensation Committee recommends, reviews and oversees the salaries, benefits and equity-based plans for the Company's employees, consultants, directors, and other individuals compensated by the Company. The Compensation Committee also administers the Company's compensation plans. The Compensation Committee held one meeting and acted by unanimous written consent eleven times during the 2000 Fiscal Year.

DIRECTOR COMPENSATION

    Juno provides certain cash and equity forms of compensation to its directors. Non-employee directors are paid cash compensation of $15,000 per year for serving on the Board of Directors. In addition, our 1999 Stock Incentive Plan provides that each individual who first joins the Juno Board after May 25, 1999 as a non-employee Board member will automatically receive an option to purchase 22,222 shares of Common Stock at the time of his or her commencement of Board service and will automatically be granted an option to purchase 7,777 shares of Common Stock on the date of each annual stockholders meeting if he has completed six months of service as a non-employee Board member and will continue as a Board member at such time. On March 12, 2001, the Board of Directors amended the 1999 Stock Incentive Plan so that, subject to stockholder approval at this Meeting, each individual who first joins the Juno Board after March 12, 2001 as a non-employee Board member will automatically receive an option to purchase 45,000 shares of Common Stock at the time of his or her commencement of Board service and, on the date of each annual stockholders meeting beginning with the 2001 meeting, each non-employee member of the Board of Directors who has completed six months of service as a non-employee Board member and who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 15,000 shares of Common Stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO
                          APPROVAL OF AMENDMENT TO THE
                           1999 STOCK INCENTIVE PLAN

    The Company's stockholders are being asked to approve an amendment to the Company's 1999 Stock Incentive Plan (the "1999 Plan") which will effect the following changes:

    (i) increase the number of shares of our Common Stock reserved for issuance under the 1999 Plan by an additional 4,250,000 shares; and

    (ii) amend the non-employee director automatic option grant program to increase the number of shares of our Common Stock subject to the initial grant to individuals who join the Company's Board as eligible non-employee directors from 22,222 to 45,000 and, starting on the date of the 2001 Annual Meeting, increase the number of shares subject to the annual grant to continuing eligible non-employee Board members from 7,777 to 15,000.

    The Board of Directors adopted the amendment described above on March 12, 2001, subject to stockholder approval at this Meeting.

    The Board believes that increasing the number of shares of Common Stock reserved for issuance under the 1999 Plan is necessary to insure that a sufficient reserve of Common Stock remains available for issuance to allow the Company to continue to utilize equity incentives to attract and retain the services of key individuals essential to the Company's long-term growth and financial success. The Company relies significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believes that such equity incentives are necessary for the Company to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired and continuing employees will be based on competitive market conditions, experience and individual performance.

    The Board believes that increasing the number of shares of Common Stock subject to automatic option grants to non-employee directors is necessary to insure that the Company can continue to attract and retain qualified individuals to serve as members of the Board of Directors.

    The following is a summary of the principal features of the 1999 Plan, as most recently amended. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Secretary at 1540 Broadway, 27th Floor, New York, New York 10036.

EQUITY INCENTIVE PROGRAMS

    The 1999 Plan consists of four (4) separate equity incentive programs:
(i) the Discretionary Option Grant Program, (ii) the Salary Investment Option Grant Program, (iii) the Stock Issuance Program and (iv) the Automatic Option Grant Program for non-employee Board members. The principal features of each program are described below. The Compensation Committee of the Board has the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to the Company's executive officers and non-employee Board members and also has the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make option grants and stock issuances under those two programs to individuals other than the Company's executive officers and non-employee Board members. The Compensation Committee has complete discretion to select the individuals who are to participate in the Salary Investment Option Grant Program, but all grants made to the selected individuals are governed by the express terms of that program.

    The term Plan Administrator, as used in this summary, will mean the Compensation Committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the 1999 Plan. However, neither the Compensation Committee nor any secondary committee exercises any administrative discretion under the Automatic Option Grant Program. All grants under that program are made in strict compliance with the express provisions of such program.

SHARE RESERVE

    An aggregate of 15,512,320 shares of Common Stock has been reserved for issuance over the term of the 1999 Plan. Such share reserve consists of (i) the 5,768,611 shares initially reserved for issuance under the 1999 Plan, (ii) the 348,335 shares added to the reserve on January 3, 2000 pursuant to the automatic share increase provisions of the 1999 Plan, (iii) the additional increase of 3,500,000 shares of Common Stock added to the reserve on May 24, 2000 pursuant to stockholder approval, (iv) the 1,645,374 shares added to the reserve on January 2, 2001 pursuant to the automatic share increase provisions of the 1999 Plan, plus (v) an increase of 4,250,000 shares which forms a part of this Proposal. On the first trading day of each calendar year during the term of the 1999 Plan, the number of shares of Common Stock available for issuance under the 1999 Plan will automatically increase by an amount equal to four percent (4%) of the shares of the Company's Common Stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 2,400,000 shares.

    No participant in the 1999 Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,111,111 shares of Common Stock in the aggregate per calendar year. Stockholder approval of this Proposal will also constitute a reapproval of the 1,111,111-share limitation for purposes of Internal Revenue Code
Section 162(m).

    The shares of Common Stock issuable under the 1999 Plan may be drawn from shares of the Company's authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares purchased on the open market.

    In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate, annually and per participant) under the 1999 Plan and the securities and the exercise price per share in effect under each outstanding option.

ELIGIBILITY

    Officers and employees, non-employee Board members and independent consultants in the service of the Company or its parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Executive officers and other highly paid employees are also eligible to participate in the Salary Investment Option Grant Program. Participation in the Automatic Option Grant Program will be limited to non-employee members of the Board.

    As of March 8, 2001, one executive officer, four non-employee Board members and approximately 303 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The executive officer was also eligible to participate in the Salary Investment Option Grant Program, and the four non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

VALUATION

    The fair market value per share of Common Stock on any relevant date under the 1999 Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market. On March 8, 2001 the fair market value per share determined on such basis was $1.41.

DISCRETIONARY OPTION GRANT PROGRAM

    The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

    Unless otherwise determined by the Plan Administrator, each option will have an exercise price per share equal to the fair market value of the shares on the date of grant. No option will have a term in excess of ten years, and each option will generally become exercisable in one or more installments over a specified period of service measured from the grant date.

    Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's cessation of service.

    The Plan Administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program, which provide the holders with the right to surrender their options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

    The Plan Administrator also has the authority to effect the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution therefor, new options covering the same or a different number of shares of Common Stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

SALARY INVESTMENT OPTION GRANT PROGRAM

    The Compensation Committee has complete discretion in implementing the Salary Investment Option Grant Program for one or more calendar years and in selecting the executive officers and other individuals who are eligible to participate in the program for those years. As a condition to such participation, each selected individual must, prior to the start of each calendar year of participation, file with the Compensation Committee an irrevocable authorization directing the Company to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $5,000 nor more than $50,000 and to apply that amount to the acquisition of a special option grant under the program.

    Each selected individual who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that salary reduction is in effect.

    The number of shares subject to each such option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Company Common Stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount by which the optionee's salary is to be reduced for the calendar year. In effect, the salary reduction serves as an immediate prepayment, as of the time of the option grant, of two thirds of the then current market price of the shares of Common Stock subject to the option.

    Each option will become exercisable in a series of twelve equal monthly installments upon the optionee's completion of each month of service in the calendar year for which such salary reduction is in effect and will become immediately exercisable for all the option shares on an accelerated basis should the Company experience certain changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of service.

    The Company has not yet implemented the Salary Investment Option Grant Program.

STOCK ISSUANCE PROGRAM

    Shares of Common Stock may be issued under the Stock Issuance Program at a price per share equal to the fair market value of the shares unless otherwise determined by the Plan Administrator and for such valid consideration under the Delaware General Corporation Law as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

AUTOMATIC OPTION GRANT PROGRAM

    Under the Automatic Option Grant Program, each eligible non-employee Board member receives a series of option grants over his or her period of Board service. Each non-employee Board member is entitled, at the time of his or her initial election or appointment to the Board, to receive an option grant for 22,222 shares of Common Stock. In addition, on the date of each annual stockholders meeting, each individual who continues to serve as a non-employee Board member automatically is granted an option to purchase 7,777 shares of Common Stock, provided he or she has served as a non-employee Board member for at least six (6) months. There is no limit on the number of annual 7,777-share option grants any one eligible non-employee Board member may receive over his or her period of continued Board service. On March 12, 2001, the Board of Directors amended the 1999 Plan so that, subject to stockholder approval at this Meeting, each non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option grant for 45,000 shares of Common Stock and on the date of each annual stockholders meeting each individual who continues to serve as a non-employee Board member will automatically be granted an option to purchase 15,000 shares of Common Stock, provided he or she has served as a non-employee Board member for at least six (6) months on such date.

    Stockholder approval of this Proposal will also constitute pre-approval of each option granted under the Automatic Option Grant Program on or after the date of the Annual Stockholders Meeting and the subsequent exercise of that option in accordance with the terms of the program summarized below.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. Each initial 45,000-share option will become exercisable upon the optionee's completion of four months of Board service measured from the grant date. Each annual 15,000-share option will become exercisable upon the optionee's completion of six months of Board service measured from the grant date. However, each outstanding option grant will automatically accelerate and become immediately exercisable in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member. Following the optionee's cessation of Board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of Board service.

GENERAL PROVISIONS

    In the event that the Company is acquired by merger, asset sale or sale by the stockholders of more than 50% of the Company's outstanding voting stock recommended by the Board, each outstanding option under the Discretionary Option Grant Program that is not to be assumed or replaced by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

    The Plan Administrator will have the authority under the Discretionary Option Grant Program to provide that any option granted under such program will automatically vest in full (i) upon an acquisition of the Company, whether or not those options are assumed or replaced, (ii) upon a hostile change in control of the Company effected through a tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of Board members, or (iii) in the event of certain terminations of service (including forced terminations) following an acquisition or a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The options granted under the Salary Investment

Option Grant Program and the Automatic Option Grant Program will automatically accelerate and become exercisable in full upon any acquisition or change in control transaction.

    The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

    Each option granted under the Salary Investment Option Grant Program and the Automatic Option Grant Program will include a limited stock appreciation right so that upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting securities or a change in a majority of the Board as a result of one or more contested elections for Board membership, the option may be surrendered to the Company in return for a cash distribution from the Company. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option. In addition, the Plan Administrator may grant such rights to officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, as part of their option grants under the Discretionary Option Grant Program.

    Stockholder approval of this Proposal will also constitute pre-approval of each limited stock appreciation right granted under the Salary Investment Option Grant Program and the Automatic Option Grant Program and the subsequent exercise of those rights in accordance with the foregoing terms.

    The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares. The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the 1999 Plan with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such withholding tax liability.

AMENDMENT AND TERMINATION

    The Board may amend or modify the 1999 Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the 1999 Plan will terminate on the earliest of (i) March 25, 2009, (ii) the date on which all shares available for issuance under the 1999 Plan have been issued as fully-vested shares or
(iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

STOCK AWARDS

    The table below shows, for each of the Company's executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement and the other individuals and groups indicated, the number of shares of Common Stock subject to option grants made under the 1999 Plan through March 8, 2001, together with the weighted average exercise price payable per share. The Company has not made any direct stock issuances to date under the 1999 Plan.

                              OPTION TRANSACTIONS

                                                                                    WEIGHTED
                                                              NUMBER OF SHARES       AVERAGE
                                                                 UNDERLYING         EXERCISE
NAME AND POSITION                                              OPTION GRANTS     PRICE PER SHARE
-----------------                                             ----------------   ---------------
Charles E. Ardai ...........................................      1,990,170          $ 6.54
  President, Chief Executive Officer

Richard M. Eaton, Jr. (1) ..................................        486,679           11.54
  Chief Financial Officer and Treasurer

Mark Moraes (2) ............................................        550,069            8.79
  Executive Vice President, Technology

Robert H. Cherins (3) ......................................        450,067            9.15
  Executive Vice President, Sales and Marketing

All current executive officers as a group (1 person)........      1,990,170            6.54

All current non-employee directors as a group (4 persons)...         87,666            8.94

All employees, including current officers who are not            12,801,303            7.74
  executive officers, as a group (303 persons)..............

------------------------------

(1) Mr. Eaton resigned from the Company on February 28, 2001. The number of shares set forth above reflects option grants through the date of Mr. Eaton's resignation.

(2) Mr. Moraes resigned from the Company on September 8, 2000. The number of shares set forth above reflects option grants through the date of Mr. Moraes's resignation.

(3) Mr. Cherins resigned from the Company on June 22, 2000. The number of shares set forth above reflects option grants through the date of Mr. Cherins's resignation.

    As of March 8, 2001, 9,000,655 shares of Common Stock were subject to outstanding options under the 1999 Plan, 1,195,366 shares of Common Stock had been issued under the 1999 Plan, and 5,316,299 shares of Common Stock remained available for future issuance, assuming stockholder approval of the Proposal to increase the number of shares reserved for issuance over the term of the 1999 Plan.

FEDERAL INCOME TAX CONSEQUENCES

    OPTION GRANTS

    Options granted under the 1999 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

    INCENTIVE OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories:
(i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

    If the optionee makes a disqualifying disposition of the purchased shares, the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

    NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy any tax withholding requirements applicable to such income.

    If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income, in the year of exercise of the option, an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the
Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

    The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

    STOCK APPRECIATION RIGHTS

    No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the appreciation distribution. The Company will be entitled to an income tax deduction equal to the appreciation distribution in the taxable year in which such ordinary income is recognized by the optionee.

    DIRECT STOCK ISSUANCES

    The tax principles applicable to direct stock issuances under the 1999 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Internal Revenue Code Section 162(m) limits to $1 million per person the federal income tax deduction in respect of compensation paid in a calendar year to certain of the Company's executive officers. The 1999 Plan contains provisions that permit the Company, on a grant-by-grant basis, to make awards of incentive stock options and non-statutory options that will qualify as performance-based compensation so that the compensation deemed paid upon the exercise of such options is excluded from the deduction limitation.

ACCOUNTING TREATMENT

    Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

    Option grants or stock issuances made under the 1999 Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against the Company's earnings over the period that the option shares or issued shares are to vest.

    In March 2000, the Financial Accounting Standards Board issued an interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the interpretation, option grants made to non-employee consultants (but not non-employee Board members), will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares. In addition, under the interpretation, any options which are repriced will also trigger a direct charge to the Company's reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option and the date the option is exercised for those shares.

    Should one or more individuals be granted tandem stock appreciation rights under the 1999 Plan, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

STOCKHOLDER APPROVAL

    The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment to the 1999 Plan. Should such stockholder approval not be obtained, then the 4,250,000-share increase to the share reserve under the 1999 Plan will not be implemented, the increase in the number of shares of our Common Stock subject to option grants to qualifying members of the Board under the automatic grant option program will not be implemented, any stock options granted under the 1999 Plan on the basis of the increases will immediately terminate without ever becoming exercisable for the shares of Common Stock subject to those options, and no additional options or stock issuances will be made on the basis of such increases. The 1999 Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the 1999 Plan until all the shares available for issuance under the 1999 Plan have been issued pursuant to such option grants and direct stock issuances or until the 1999 Plan's earlier expiration or termination by the Board.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE 1999 PLAN.

                                 PROPOSAL THREE
AUTHORIZATION TO ISSUE UP TO 12,000,000 SHARES OF OUR COMMON STOCK IN CONNECTION
                          WITH A FINANCING ARRANGEMENT

    On October 6, 2000, we entered into a common stock investment agreement with a private investment fund, The Kingston Limited Partnership, providing for the issuance and purchase of shares of our common stock. This agreement and a related registration rights agreement constitute what is commonly referred to as an "equity line facility." Under the equity line facility, we may sell, subject to various volume- and price-related limitations, up to $7.5 million of common stock in each of up to 20 drawdown periods of 22 trading days each over the course of a period of up to two years, provided that we cannot sell more than $125 million worth of shares in total under the facility and may in practice only be able to sell a much lower amount. The total number of shares that may be issued under the facility depends on a number of factors, including the market price and trading volume of our common stock during each drawdown period we choose to initiate. Any stock issued to the fund under this facility will generally be purchased at a price equal to 94 percent of the volume-weighted average price of our common shares on each purchase day.

    The fund will generally not be obligated to purchase shares from us on any day when the purchase price would be less than $2.50 per share, although the fund and we have previously agreed to waive this condition with respect to one drawdown period, and we may agree to waive this condition from time to time in the future, in order to allow us to sell shares to the fund at lower prices.

    In addition to the foregoing volume- and price-related limitations, the equity line facility is subject to a requirement of the Nasdaq National Market that we may not issue, and Kingston may not purchase, a number of shares that, when added to all other shares purchased under the facility, would exceed 19.99% of the number of shares of our common stock issued and outstanding on October 6, 2000, unless we obtain stockholder approval of issuances in excess of that amount. As of October 6, 2000, we had a total of 38,944,360 shares of common stock issued and outstanding, 19.99% of which would be 7,784,978 shares.

    While there is no guarantee that any additional capital will actually be available to the Company under the equity line in the future, the Board of Directors considers the equity line facility to be one of the Company's primary potential sources of additional capital, and believes it to be in the best interests of the Company for the Board to be able to utilize as much capacity under the equity line facility as is available and the Board deems appropriate. Accordingly, even though the Company has issued only a small number of shares under the equity line facility as of the date of this Proxy Statement, the Board believes that it could become desirable to issue more than 7,784,978 shares in the future. Under this Proposal, we ask that you approve an increase in the maximum number of shares we may issue under the equity line facility.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO INCREASE THE MAXIMUM NUMBER OF SHARES OF OUR COMMON STOCK THE COMPANY MAY ISSUE IN CONNECTION WITH THIS FINANCING ARRANGEMENT FROM 7,784,978 TO 12,000,000.

                                 PROPOSAL FOUR
                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent accountants for the Company during the 2000 Fiscal Year, to serve in the same capacity for the year ending December 31, 2001, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

    In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

AUDIT FEES

    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and reviews of the financial statements included in the Company's Forms 10-Q for that year were $237,575.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    PricewaterhouseCoopers LLP provided no professional services of this nature to the Company in the year ended December 31, 2000.

ALL OTHER FEES

    The aggregate fees billed for services rendered to the Company by PricewaterhouseCoopers LLP, other than fees for audit services, for the year ended December 31, 2000 were $315,750.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                                 OTHER MATTERS

    The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES

    The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 8, 2001, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Juno Online Services, Inc., 1540 Broadway, New York, New York 10036.

                                                                 NUMBER
                                                               OF SHARES      PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
BENEFICIAL OWNER                                                 OWNED          OWNED
----------------                                              ------------   ------------
DIRECTORS AND EXECUTIVE OFFICERS

David E. Shaw (1)...........................................   14,283,750        34.4%

Thomas L. Phillips, Jr. (2).................................           --       *

Edward J. Ryeom (3).........................................       29,999       *

Louis K. Salkind (4)........................................      187,605       *

Charles E. Ardai (5)........................................      569,719         1.4

Richard M. Eaton, Jr. (6)...................................      177,897       *

Mark Moraes (7).............................................       15,000       *

Robert Cherins (8)..........................................           --       *

  All directors and executive officers as a group
    (8 persons) (9).........................................   15,263,970        36.1

5% STOCKHOLDERS

Shaw Family Trust V (10)....................................    7,962,090        19.2

D. E. Shaw & Co., L.P. (11).................................    4,868,434        11.7

News America Incorporated (12)..............................    3,135,198         7.6

------------------------------

*   Less than 1%.

(1) Includes (i) 81,627 shares held directly by D. E. Shaw & Co., Inc.,
    (ii) 13,000 shares held by an irrevocable stock trust in the name D. E.
    Shaw & Co., Inc., of which Wilmington Trust Co. is trustee, (iii) 4,174,234 shares held directly by D. E. Shaw & Co., L.P., (iv) 694,200 shares held by an irrevocable stock trust in the name of D. E. Shaw & Co., L.P., of which Wilmington Trust Co. is trustee, (v) 7,962,090 shares held directly by Shaw Family Trust V, (vi) 925,600 shares held by an irrevocable stock trust in the name of Shaw Family Trust IV, of which Wilmington Trust Co. is trustee,
    (vii) 29,999 shares that are issuable upon the exercise of stock options held by David E. Shaw and (viii) 403,000 shares held by an irrevocable stock trust in the name of David E. Shaw, of which Wilmington Trust Co. is trustee. David E. Shaw is the trustee of the Shaw Family Trust IV and the Shaw Family Trust V. Dr. Shaw disclaims beneficial ownership of the shares held by D. E. Shaw & Co., L.P., Shaw Family Trust IV and Shaw Family Trust V, except to the extent of his pecuniary interest therein. The address of the foregoing entities is 120 West 45th Street, New York, New York 10036. In addition to the shares included above, (i) 176,134 shares are held directly by the Shaw Juno Trust, and (ii) 29,700 shares are held by an irrevocable trust in the name of Shaw Juno Trust, of which Wilmington Trust Co. is trustee. The Company obtains certain services from D. E. Shaw & Co., L.P. and another entity affiliated with Dr. Shaw. For a description of these relationships, please see "Certain Transactions."

(2) This number does not include 45,000 shares issuable upon the exercise of stock options that do not vest within 60 days of March 8, 2001.

(3) Includes 29,999 shares that are issuable upon the exercise of stock options. The address of Mr. Ryeom is c/o Axalon Ventures, 440 Ninth Avenue, 11th Floor, New York, New York 10001.

(4) Includes shares held by the Louis K. Salkind 1999 Grantor Retained Annuity Trust and 29,999 shares that are issuable upon the exercise of stock options. Although Dr. Salkind is neither the trustee nor a beneficiary of the Louis K. Salkind 1999 Grantor Retained Annuity Trust, some of the beneficiaries of this trust reside in Dr. Salkind's household. The address of the Louis K. Salkind 1999 Grantor Retained Annuity Trust is 120 West 45th Street, New York, New York 10036.

(5) Includes 564,515 shares that are issuable upon the exercise of stock options. This number does not include 1,240,593 shares issuable upon the exercise of stock options that do not vest within 60 days of March 8, 2001.

(6) Mr. Eaton resigned from the Company on February 28, 2001. Includes 172,703 shares that are issuable upon the exercise of stock options held by Mr. Eaton on the date of his resignation and exercisable as of March 8, 2001. Mr. Eaton will forfeit these stock options in the event that he does not exercise them within 90 days of the date he resigned.

(7) Mr. Moraes resigned from the Company on September 8, 2000. As of March 8, 2001, Mr. Moraes held no exercisable stock options.

(8) Mr. Cherins resigned from the Company on June 22, 2000. As of March 8, 2001, Mr. Cherins held no exercisable stock options.

(9) Includes 827,215 shares that are issuable upon the exercise of stock options.

(10) David E. Shaw is the trustee of the Shaw Family Trust V. The address of the Shaw Family Trust V is 120 West 45th Street, New York, New York 10036.

(11) Includes (i) 4,174,234 shares held directly by D. E. Shaw & Co., L.P. and
    (ii) 694,200 shares held by an irrevocable stock trust in the name of D. E. Shaw & Co., L.P., of which Wilmington Trust Co. is trustee. D. E. Shaw & Co., Inc., which is wholly owned by David E. Shaw, is the general partner of
    D. E. Shaw & Co., L.P. Dr. Shaw, as President of D. E. Shaw & Co., Inc., has voting and dispositive powers with respect to the shares held by D. E.
    Shaw & Co., L.P. The address of D. E. Shaw & Co., L.P. is 120 West 45th Street, New York, New York 10036. The Company obtains certain services from
    D. E. Shaw & Co., L.P and another entity affiliated with it. For a description of these relationships, please see "Certain Transactions."

(12) News America Incorporated is an affiliate of News Corporation, a publicly traded company. The address of News America Incorporated is 1211 Avenue of the Americas, New York, New York 10036. For a description of the relationship between News America Incorporated and Juno, please see "Certain Transactions."

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The executive officers and key employees of the Company, and their ages and positions as of March 8, 2001, are as follows:

NAME                                          AGE              POSITION WITH THE COMPANY
----                                        --------   ------------------------------------------
Charles E. Ardai..........................     31      President, Chief Executive Officer and
                                                       Director
David E. Baade............................     52      Senior Vice President, Customer
                                                       Relationship Management
Harshan Bhangdia..........................     35      Senior Vice President and Corporate
                                                       Controller; Acting Chief Financial Officer
Richard D. Buchband.......................     37      Senior Vice President and General Counsel
V. S. Mani................................     36      Senior Vice President, Database Systems
C. S. Murali..............................     40      Senior Vice President, India Operations
Wendy Rosenberg...........................     28      Senior Vice President, Business Operations
Alex C. Sarafian..........................     32      Senior Vice President, Server and Network
                                                       Operations
Peter D. Skopp............................     30      Senior Vice President and Chief Technology
                                                       Officer
Clark D. Swain............................     38      Senior Vice President, Corporate
                                                       Development

INFORMATION CONCERNING EXECUTIVE OFFICERS AND KEY EMPLOYEES WHO ARE NOT
  DIRECTORS

    DAVID E. BAADE has served as Juno's Senior Vice President, Customer Relationship Management since February 2001. From October 2000 to
February 2001, he served as Vice President, Customer Relationship Management. From December 1997 to December 1999, Mr. Baade worked for Pitney Bowes, Inc., where he last served as Vice President of Customer Care Services. From September 1969 to February 1997, he worked for Sears, Roebuck and Co., where he last served as Vice President of Customer Service in the credit division.
Mr. Baade attended the University of Central Oklahoma.

    HARSHAN BHANGDIA has served as Juno's Senior Vice President and Corporate Controller since January 2001 and has also served as Acting Chief Financial Officer since March 2001. Mr. Bhangdia served as Vice President and Corporate Controller from February 2000 until January 2001 and as Director of Financial Reporting from September 1999 to February 2000. From September 1994 to September 1999, Mr. Bhangdia worked for PricewaterhouseCoopers LLP, where he last served as an audit manager. Mr. Bhangdia graduated with a B.S. from Wagner College and received an M.B.A. from Pace University.

    RICHARD D. BUCHBAND has served as Juno's Senior Vice President and General Counsel since February 1998, and is responsible for oversight of Juno's legal and human resources policies. From January 1997 to February 1998, he served as Vice President of Juno, and from September 1995 until January 1997 as associate counsel of DESCO, L.P. Prior to September 1995, Mr. Buchband was a corporate and transactional lawyer in New York. Mr. Buchband graduated MAGNA CUM LAUDE with an A.B. from the Woodrow Wilson School of Public and International Affairs at Princeton University and received his J.D. from Columbia Law School.

    C. S. MURALI has served as Juno's Senior Vice President, India Operations since July 1998. From February 1988 through July 1998, Mr. Murali worked for AT&T and Bell Labs as a technical manager with responsibility for telecommunications network operations and switching technologies and the development of interactive voice response (IVR) products. Mr. Murali received a B.S. from the Indian Institute of Technology (Chennai), an M.S. in Aerospace Engineering from the Georgia Institute of Technology and an M.B.A from Columbia University.

    V. S. MANI has served as Juno's Senior Vice President, Database Systems since February 1998. From February 1997 until February 1998, Mr. Mani served as a Vice President, and from April 1996 until February 1997 as a software engineer at Juno, with responsibility for the design of many of Juno's advertising and electronic commerce systems. From February 1993 until March 1996, Mr. Mani held a number of positions at the Matsushita Information Technology Laboratory in Princeton, New Jersey, where he conducted research in information retrieval and mobile computing. Mr. Mani received his bachelor's degree with honors in Mechanical Engineering from the Indian Institute of Technology (Chennai) and his M.S. in Computer Science from the University of Wisconsin.

    WENDY ROSENBERG has served as Juno's Senior Vice President, Business Operations since February 2000. From February 1998 to February 2000,
Ms. Rosenberg served as a Vice President with responsibility for product sales, network development, telecommunications and advertising services. From
December 1996 to February 1998, Ms. Rosenberg held various positions in Juno's network development and telecommunications groups. Ms. Rosenberg received a B.A. degree from Duke University in May 1994.

    PETER D. SKOPP has served as Juno's Senior Vice President and Chief Technology Officer since October 2000. From February 1998 until October 2000, Mr. Skopp served as Senior Vice President, Network Development. He served as a Vice President of Juno from February 1997 to February 1998, with responsibility for designing Juno's server software, and as a member of Juno's technical staff from December 1995 until February 1997. From December 1992 until December 1995, Mr. Skopp was a manager at the Programming Systems Laboratory of the Computer Science Department at Columbia University. Mr. Skopp received his B.S. and M.S. degrees from Columbia University.

    ALEX C. SARAFIAN has served as Juno's Senior Vice President, Server and Network Operations since February 2000. From August 1997 to February 2000, Mr. Sarafian served as Vice President, Server and Network Operations. From May 1996 to July 1997, he served as a member of Juno's technical staff. From June 1994 to May 1996, Mr. Sarafian was a network specialist at the Massachusetts Institute of Technology Laboratory for Computer Science.
Mr. Sarafian attended Suffolk University.

    CLARK D. SWAIN has served as Juno's Senior Vice President, Corporate Development since December 2000, and is responsible for oversight of corporate and strategic transactions, including subscriber acquisition and technology licensing. From June 1994 to March 2000, Mr. Swain served as Senior Vice President and Principal of Kaiser Associates, Inc., a consulting firm, where he oversaw the firm's telecommunications practice. Mr. Swain received a B.A. in economics from Northwestern University.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning the compensation that in 2000 was awarded to, earned or paid to the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company whose salary and bonus for the 2000 fiscal year was in excess of $100,000. No other executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2000 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "Named Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                   ANNUAL              COMPENSATION
                                                               COMPENSATION(1)            AWARDS
                                                             -------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                         YEAR      SALARY     BONUS            OPTIONS
---------------------------                       --------   --------   --------   ---------------------
Charles E. Ardai (2)............................    2000     $225,000   $275,000          406,126
    President and Chief Executive Officer           1999      223,353    165,000          462,933

Richard M. Eaton, Jr. (3).......................    2000      177,121    100,000          180,000
    Chief Financial Officer and Treasurer           1999      125,000    125,000          217,789

Mark Moraes (4).................................    2000      131,250         --          200,000
    Executive Vice President, Technology            1999      150,000    175,000          150,067

Robert H. Cherins (5)...........................    2000       93,201     14,333          100,000
    Executive Vice President, Sales and             1999      150,000    200,000          150,067
  Marketing

------------------------------

(1) The aggregate amount of perquisites and other personal benefits provided to each executive officer above is less than the lesser of $50,000 and 10% of the total annual salary and bonus of that officer.

(2) Amounts presented represent amounts paid or payable for services rendered in 2000. The amounts shown above for 2000 include a bonus of $60,000 expected to be paid in July 2001 for services rendered in 2000. The amounts shown above for 2000 exclude a bonus of $165,000 paid in 2000 for services rendered in 1999.

(3) Amounts presented represent amounts earned for services rendered in 2000. The amounts shown above exclude a bonus of $108,333 paid in 2000 for services rendered in 1999. Mr. Eaton resigned from the Company on February 28, 2001.

(4) Amounts presented represent amounts earned for services rendered in 2000. The amounts shown above exclude a bonus of $150,000 paid in 2000 for services rendered in 1999. Mr. Moraes resigned from the Company on September 8, 2000.

(5) Amounts presented represent amounts earned for services rendered in 2000. Mr. Cherins resigned from the Company on June 22, 2000.

OPTION GRANTS IN LAST YEAR

    The following table contains information concerning the stock options granted to the Named Officers during the 2000 fiscal year. No stock appreciation rights were granted to the Named Officers during such fiscal year.

                                                                                           POTENTIAL REALIZABLE
                                   INDIVIDUAL GRANTS(1)                                      VALUE AT ASSUMED
                                  -----------------------                                      ANNUAL RATES
                                  NUMBER OF    % OF TOTAL                                     OF STOCK PRICE
                                  SECURITIES    OPTIONS                                        APPRECIATION
                                  UNDERLYING   GRANTED TO                                   FOR OPTION TERM(2)
                                   OPTIONS     EMPLOYEES    EXERCISE PRICE   EXPIRATION   -----------------------
NAME                               GRANTED      IN 2000       PER SHARE         DATE          5%          10%
----                              ----------   ----------   --------------   ----------   ----------   ----------
Charles E. Ardai................   250,000        4.5           $19.81        3/23/2010   $3,114,601   $7,893,010
                                   156,126        2.8             6.56        5/24/2010      644,351    1,632,912

Richard M. Eaton, Jr. (3).......   100,000        1.8            19.81        3/23/2010    1,245,840    3,157,204
                                    80,000        1.4             6.56        5/24/2010      330,170      836,715

Mark Moraes (4).................   100,000        1.8            19.81        3/23/2010    1,245,840    3,157,204
                                   100,000        1.8             6.56        5/24/2010      412,712    1,045,893

Robert H. Cherins (5)...........   100,000        1.8            19.81        3/23/2010    1,245,840    3,157,204

------------------------------

(1) Each option represents the right to purchase one share of Common Stock and generally vests at a rate of 25% per annum over four years.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent assumed rates of appreciation in the value of the Company's Common Stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock. The amounts reflected in the table may not necessarily be achieved.

(3) Mr. Eaton resigned from the Company on February 28, 2001.

(4) Mr. Moraes resigned from the Company on September 8, 2000.

(5) Mr. Cherins resigned from the Company on June 22, 2000.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 2000 AND YEAR-END
  OPTION VALUES

    The following table provides information, with respect to the Named Officers, concerning the exercise of options during the 2000 fiscal year and unexercised options held by them at of the end of that fiscal year. None of the Named Officers exercised any stock appreciation rights during the 2000 fiscal year.

  AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 2000 AND YEAR-END
                                 OPTION VALUES

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                 SHARES                       OPTIONS AT               IN-THE-MONEY OPTIONS
                                                ACQUIRED                   DECEMBER 31, 2000          AT DECEMBER 31, 2000(1)
                                                   ON       VALUE     ---------------------------   ---------------------------
NAME                                            EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            --------   --------   -----------   -------------   -----------   -------------
Charles E. Ardai..............................  130,632    $506,949     378,514        781,024        $28,857        $20,792
Richard M. Eaton, Jr. (2).....................    5,000      10,407     150,422        311,063          2,305          2,840
Mark Moraes (3)...............................   73,598     219,982          --             --             --             --
Robert H. Cherins (4).........................   73,221     629,955          --             --             --             --

------------------------------

(1) The last reported sale price of the Company's Common Stock as of December 31, 2000 was $0.66 per share.

(2) Mr. Eaton resigned from the Company on February 28, 2001.

(3) Mr. Moraes resigned from the Company on September 8, 2000.

(4) Mr. Cherins resigned from the Company on June 22, 2000.

EMPLOYMENT, SEVERANCE AND OTHER ARRANGEMENTS

    The Company has entered into an employment agreement with Charles E. Ardai, dated March 9, 2001, which may be terminated by either party upon 30 days notice. The agreement provides for Mr. Ardai to receive a base salary of $275,000 for calendar year 2001 and to receive semi-annual payments of $25,000 each on June 30 and December 31 of 2001 as non-refundable advances against a year-end bonus of $200,000. Mr. Ardai is eligible under the agreement to receive additional bonus amounts for 2001 at the sole discretion of Juno. Subsequent to calendar year 2001, Mr. Ardai's base salary and bonus amount may be increased, decreased or eliminated in the sole discretion of Juno.

    Juno has also granted specified rights to some of our officers in the event that they are terminated without cause or in the event that they voluntarily resign following a material reduction in their duties and responsibilities or their cash compensation or following a relocation of their place of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No executive officer of Juno serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Juno's Board of Directors or Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and 10% stockholders to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, directors and greater than 10% holders are required to furnish us with copies of all reports that they file pursuant to Section 16(a).

    To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from such reporting persons that no other reports were filed, the Company believes that during fiscal year 2000, all reporting persons complied with all applicable filing requirements.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee is also responsible for the administration of the Company's stock option plans under which option grants may be made to executive officers. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers for 2000.

GENERAL COMPENSATION POLICY

    The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance.

COMPONENTS OF EXECUTIVE COMPENSATION

    The Compensation Committee focuses primarily on the following three components in forming the total compensation package for its executive officers:

    - Base Salary

    - Annual Bonus

    - Long-Term Stock-Based Incentive Awards

BASE SALARY

    The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

ANNUAL BONUS

    During the year, the executive officers of the Company were eligible for discretionary annual bonuses, as determined by the Compensation Committee. Among factors considered in determining the bonus were personal performance and the Company's achievements and performance.

    Long-term stock-based incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates. The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. Stock options to purchase an aggregate of 886,126 shares of Common Stock were granted to executive officers in 2000.

SUPPLEMENTAL STOCK INCENTIVE PLAN

    In January 2001, the Company adopted an additional stock incentive plan, the 2001 Supplemental Stock Incentive Plan (the "2001 Supplemental Plan"), to complement the 1999 Plan. As of March 8, 2001, options to purchase 863,400 shares had been granted under the 2001 Supplemental Plan. The 2001 Supplemental Plan permits stock option and stock issuance awards to non-executive employees of the Company. No executive officer or non-employee Board member is eligible to participate in the 2001 Supplemental Plan. The number of shares reserved under the 2001 Supplemental Plan is 1,500,000, subject to an automatic increase each year beginning with 2002, of 0.5% of the number of shares of Common Stock outstanding as of the close of the preceding year, up to a maximum of 400,000 shares per year.

CEO COMPENSATION

    The plans and policies discussed above were the basis for the 2000 compensation of the Company's Chief Executive Officer, Mr. Charles E. Ardai. In advising the Board of Directors with respect to the compensation of the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance. In accordance with these objectives, Mr. Ardai earned a base salary and bonus of $225,000 and $275,000, respectively, for fiscal year 2000. Stock options to purchase 406,126 shares of Common Stock were granted to Mr. Ardai in fiscal year 2000. As of March 8, 2001, he held a total of 1,805,108 unexercised stock options.

DISCUSSION OF COMPENSATION IN EXCESS OF $1 MILLION PER YEAR

    Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance-based. The Compensation Committee considers the implications of this deduction limitation as one of many factors when setting compensation policy and making individual compensation determinations. The 1999 Plan contains provisions that permit certain grants to be made so as to qualify for the performance-based exception, but not all grants under the 1999 Plan have been so qualified. The Compensation Committee does not expect that the Company would be denied a deduction under Code Section 162(m) for compensation paid during 2000; however, it is possible that in 2001 or some future year, a portion of the compensation paid to a Company executive will not be deductible under Code Section 162(m).

SUMMARY

    The Compensation Committee believes that its executive compensation policy serves the interests of the Company and its stockholders.

THE COMPENSATION COMMITTEE

David E. Shaw
Edward J. Ryeom
Charles E. Ardai

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors (the "Committee") operates under a written charter adopted by the Board of Directors. The Audit Committee Charter, as in effect on the date hereof, is attached as Annex A. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants.

    Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

    In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 "Communication with Audit Committees."

    The Corporation's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," and the Committee discussed with the independent accountants that firm's independence.

    Currently, two of the three members of the Committee are independent as defined by the listing standards of the Nasdaq National Market. The Company is currently seeking an independent candidate for the Board of Directors who could also serve on the Committee and replace the current member who is not independent.

    Based upon Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas L. Phillips, Jr.
Edward J. Ryeom
Louis K. Salkind

STOCK PERFORMANCE GRAPH

    The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Nasdaq Stock Market (U.S.) Index and the J. P. Morgan Hambrecht & Quist Internet Index.

                            CUMULATIVE TOTAL RETURN

            EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                    [CHART]

                                                              05/26/99   12/31/99   12/31/00
                                                              --------   --------   --------
Juno Online Services, Inc...................................  $100.00    $305.38    $  5.64
Nasdaq Stock Market (U.S.)..................................   100.00     168.22     101.21
JP Morgan H&Q Internet 100..................................   100.00     221.54      85.24

------------------------

(1) The graph covers the period from May 26, 1999, the commencement date of the Company's initial public offering of shares of its Common Stock, to December 31, 2000.

(2) The graph assumes that $100 was invested in the Company on May 26, 1999, in the Company's Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Table nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

                              CERTAIN TRANSACTIONS

SHARED SERVICES

    Juno receives certain telecommunications services from DESCO, L.P. for which it pays $7,200 per month under the terms of an agreement between the parties, which extends on a month-to-month basis until terminated by either party. Juno believes that the amounts charged to it under this arrangement are generally comparable to the amounts that would be charged by an independent third party. We do not have any current plans to terminate this arrangement.

TRANSACTIONS WITH NEWS CORPORATION

    Between March 1999 and January 2001, Juno obtained various forms of advertising on media properties of News America Incorporated and its affiliates under the terms of a March 1999 agreement with News America Incorporated in which Juno prepaid $10.0 million for such advertising. Under the terms of the agreement, the advertising was provided by News America and its affiliates at then-current rates not greater than the rates customarily applied to purchasers of similar amounts of comparable advertising. News America Incorporated is a significant stockholder of Juno, and an affiliate of News Corporation.

    In September 1999, Juno entered into an agreement with News America Digital Publishing, an affiliate of News Corporation, under which Juno received revenues for displaying Fox-branded news, sports, entertainment and business content on the Juno Web site. This agreement was terminated by News America Digital Publishing in February 2001.

LEASES

    Juno's principal executive offices are located on a single floor at 1540 Broadway leased from Bertelsmann Property, Inc. under an Agreement of Lease dated September 22, 1997 between DESCO, L.P., as lessee, and Bertelsmann. The lease permits DESCO, L.P. to sublet all or a portion of the premises to Juno. Juno has agreed to assume the performance of DESCO, L.P.'s payment obligations under the lease. The term of the lease continues until March 2003 and DESCO, L.P. has an option to renew for an additional five-year term. Juno also occupies office space in an adjacent building in an arrangement by which DESCO, L.P. subleases several of its leased floors to Juno. DESCO, L.P.'s leases for these floors expire on various dates in 2003 and 2005, although either DESCO, L.P. or Juno may terminate the subleasing arrangement prior to such dates. In addition, Juno's India-based subsidiary subleases office space from an affiliate of DESCO, L.P. We believe that our occupancy arrangements with DESCO, L.P. are on economic terms generally comparable to those that could be obtained from independent third parties.

ANNUAL REPORT

    A copy of the Annual Report of the Company for the 2000 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                   FORM 10-K

    The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 16, 2001. Stockholders may obtain a copy of this report, without charge, by writing to Richard D. Buchband, Senior Vice President and General Counsel, at the Company's principal executive offices located at 1540 Broadway, 27th Floor, New York, New York 10036.

                                      ****

    Management does not know of any business to be transacted at the meeting other than as indicated herein. However, certain stockholders may present topics for discussion from the floor. Should any matter other than as indicated herein properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

    You are urged to sign, date and return the enclosed proxy in the prepaid envelope provided or, if applicable, to vote by telephone. Promptly voting may save your Company the expense of a second mailing.

                                          By Order of the Board of Directors

                                          /s/ Richard D. Buchband

                                          Richard D. Buchband
                                            SENIOR VICE PRESIDENT AND
                                              GENERAL COUNSEL; SECRETARY

Dated: March 27, 2001

                                                                         ANNEX A

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

    The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

    The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

    In order to comply with the applicable requirements of the Nasdaq Stock Market, the Audit Committee shall endeavor to make any necessary changes to its composition so that, on or before June 14, 2001, the Audit Committee shall be comprised of three or more independent directors.

    In order to comply with the applicable requirements of the Nasdaq Stock Market, the Audit Committee shall endeavor to make any necessary changes to its composition so that, on or before June 14, 2001, all members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

    The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

    1. Review this Charter at least annually and recommend any changes to the Board.

    2. Review the organization's annual financial statements and any other relevant reports or other financial information.

    3. Review the regular internal financial reports prepared by management and any internal auditing department.

    4. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

    5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

    6. Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

    7. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                           JUNO ONLINE SERVICES, INC.
                                      PROXY

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 16, 2001

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF JUNO ONLINE
                                 SERVICES, INC.

   The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 16, 2001 and the Proxy Statement and appoints Charles E. Ardai, Harshan Bhangdia and Richard D. Buchband, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock or Preferred Stock of Juno Online Services, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Hudson Hotel, 356 West 58th Street, New York, New York 10019 on Wednesday, May 16, 2001 at 10:00 A.M. Eastern Time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

1. To elect two directors, each to serve for a three-year term ending at the 2004 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

   Thomas L. Phillips, Jr.        For  / /      Withhold Authority to Vote / /

   Louis K. Salkind              For  / /      Withhold Authority to Vote / /


                                         To approve amendments to the Company's
                                         1999 Stock Incentive Plan (the "1999
                                         Plan"), to (i) increase the number of
                                         shares of Common Stock reserved for
                                         issuance over the term of the 1999
2. For      Against      Abstain         Plan by an additional 4,250,000 shares
   / /        / /          / /           and (ii) increase to 45,000 shares of
                                         Common Stock the option grant that an
                                         eligible non-employee Board member
                                         receives upon initial appointment or
                                         election to the Board and to 15,000
                                         shares of Common Stock the option grant
                                         that a continuing eligible non-employee
                                         Board member receives at each Annual
                                         Stockholders Meeting;



                                         To provide the consent required by the
3. For      Against      Abstain         Nasdaq National Market to permit the
   / /        / /          / /           Company to issue shares of Common Stock
                                         in excess of 7,784,978 shares (up to a
                                         maximum of 12,000,000 shares) in
                                         connection with the "equity line"
                                         financing facility, if the Company
                                         determines such issuances to be in the
                                         best interests of stockholders;

                                         To ratify the appointment of
4. For      Against      Abstain         PricewaterhouseCoopers LLP as
   / /        / /          / /           independent accountants of the Company
                                         for the fiscal year ending December
                                         31, 2001; and

5. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

                                         The Board of Directors recommends a
                                         vote FOR the directors listed above and
                                         a vote FOR each of the listed
                                         proposals. This Proxy, when properly
                                         executed, will be voted as specified
                                         above. IF NO SPECIFICATION IS MADE,
                                         THIS PROXY WILL BE VOTED FOR THE
                                         ELECTION OF THE DIRECTORS LISTED ABOVE
                                         AND FOR THE OTHER PROPOSALS.


                                                  Please print the name(s)
                                                  appearing on each share
                                                  certificate(s) over which you
                                                  have voting authority:

                                                  ------------------------------
                                                  (Print name(s) on certificate)
                                                  Please sign your name:

                                                  ------------------------------

                                                  (Authorized Signature(s))
                                                  Date:

                                                  ------------------------------